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                                                                   EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-92902, No. 333-14323, No. 333-18871, No.
333-42819, No. 333-46875, No. 333-50623, No. 333-62195, No. 333-71923, No.
333-80965, No. 333-89165, No. 333-33952, No. 333-40344, No. 333-41388, No.
333-45442, No. 333-55398 and No. 333-62492) of HNC Software Inc. of our report dated January 24, 2001, except as to Note 15, to which the date is March 6, 2001, and as to Note 12, to which the date is February 13, 2002, relating to the financial statements of HNC Software Inc., which appears in this Current Report on Form 8-K of HNC Software Inc. dated February 14, 2002.


PricewaterhouseCoopers LLP

San Diego, California
February 14, 2002